Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations, or

Carlynn Finn, Senior Manager, Investor Relations

(617) 796-8222

CommonWealth REIT Announces New Common Share Dividend Rate

Newton, MA (October 9, 2012):  CommonWealth REIT (NYSE: CWH) today announced a new quarterly Common Share dividend rate of $0.25/share ($1.00/share per year).  The next quarterly dividend of $0.25/share will be paid to holders of record of Common Shares at the close of business on October 22, 2012, and will be distributed on or about November 21, 2012.  The new quarterly dividend rate represents a reduction from the quarterly dividend rate of $0.50/share ($2.00/share per year) previously paid by CWH.  The new annualized dividend rate of $1.00 per share per year represents a 6.8% annual yield on yesterday’s NYSE closing price of CWH Common Shares ($14.77/share).

CWH determined to lower its historical common share dividend rate, in part, because it believes that retaining more cash flow may enable the company to more aggressively lease space and increase occupancy at its properties in the current market conditions.

The dividend rates payable on CWH’s Series D convertible Preferred Shares and Series E Preferred Shares are not affected by this announcement.

CommonWealth REIT is a real estate investment trust which primarily owns office properties located throughout the United States.  CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER

A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, SOME OF WHICH ARE BEYOND CWH’S CONTROL.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT CWH  BELIEVES THAT BY LOWERING ITS HISTORICAL COMMON SHARE DIVIDEND RATE IT WILL BE ABLE TO RETAIN MORE CASH FLOW, ALLOWING CWH TO MORE AGGRESSIVELY LEASE SPACE AND INCREASE OCCUPANCY AT ITS PROPERTIES.  HOWEVER, THERE IS NO GUARANTEE THAT CWH WILL BE SUCCESSFUL LEASING SPACE AND NO GUARANTEE THAT OCCUPANCY WILL INCREASE AS A DIRECT OR INDIRECT RESULT OF LOWERING CWH’S COMMON SHARE DIVIDEND RATE OR OTHERWISE.

•                  THIS PRESS RELEASE STATES THAT CWH’S DIVIDEND RATE WILL BE $0.25/SHARE PER QUARTER OR $1.00/SHARE PER YEAR.  A POSSIBLE IMPLICATION OF THIS STATEMENT IS THAT CWH WILL CONTINUOUSLY PAY QUARTERLY DIVIDENDS OF $0.25/SHARE PER QUARTER OR $1.00/SHARE PER YEAR IN THE FUTURE.  CWH’S DIVIDEND RATES ARE SET AND RESET FROM TIME TO TIME BY CWH’S BOARD OF TRUSTEES.  THE CWH BOARD CONSIDERS MANY FACTORS WHEN SETTING DIVIDEND RATES INCLUDING CWH’S HISTORICAL AND PROJECTED INCOME, NORMALIZED FUNDS FROM OPERATIONS, CASH AVAILABLE FOR DISTRIBUTION, THE THEN CURRENT AND EXPECTED NEEDS AND AVAILABILITY OF CASH TO PAY CWH’S OBLIGATIONS, DISTRIBUTIONS WHICH MAY BE REQUIRED TO BE PAID TO MAINTAIN CWH’S TAX STATUS AS A REAL ESTATE INVESTMENT TRUST AND OTHER FACTORS DEEMED RELEVANT BY CWH’S BOARD OF TRUSTEES IN THEIR DISCRETION.  ACCORDINGLY, FUTURE DIVIDEND RATES MAY BE INCREASED OR DECREASED AND THERE IS NO ASSURANCE AS TO THE RATE AT WHICH FUTURE DIVIDENDS WILL BE PAID.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

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